Exhibit 99.1

News Release

Zoran Corporation

Betty Watkins (Media)

408-919-4273

bettyw@zoran.com

The Global Consulting Group

Bonnie McBride (Investors)

415-388-1635

bonnie@mcbridegrp.com

ZORAN WELCOMES NEW BOARD MEMBER RAY BURGESS,

 FORMERLY OF MOTOROLA

Sunnyvale, Calif. — April 27, 2005 - Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions for the consumer electronics market, today announced that Ray Burgess, well-known for his strategic leadership at Motorola, Inc., has joined Zoran’s Board of Directors.

Most recently, Mr. Burgess served as senior vice president, strategy, marketing and communications, at Freescale Semiconductor, Inc. in Austin Texas.

From 1984 until 2004, Mr. Burgess served in multiple management positions at Motorola, Inc. including Corporate VP Strategy, Marketing and Communications; Corporate VP, General Manager, Imaging & Entertainment Solutions; VP General Manager, New Media Division; VP Director, Communications & Consumer Group, Europe; VP Director, Microprocessor & Memory Group Europe as well as others. While serving in these positions at Motorola, he lived in the United Kingdom, Switzerland, Germany and the U.S.

Prior to joining Motorola, Mr. Burgess worked at Texas Instruments in Bedford, England.

Dr. Levy Gerzberg, Zoran’s president and chief executive officer, stated, “We are pleased to welcome Ray Burgess to the Zoran Board and are looking forward to his advice and counsel. During his years at Motorola, he became well-known for his leadership abilities, successfully implementing corporate strategic plans, and growing businesses that address many of the global markets similar to those Zoran serves today.”

About Zoran Corporation

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone and multifunction printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.